                                                                       EXHIBIT 2


                                             NORTH AMERICAN PALLADIUM LTD.
                                              CONSOLIDATED BALANCE SHEETS
                                       (Canadian funds in thousands of dollars)


                                                                                 March 31            December 31
                                                                                    2005                  2004
                                                                              -----------------     -----------------
                                                                                (unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                  $        68,546      $         65,755
Concentrate awaiting settlement, net - Note 2                                       50,913                68,259
Inventories                                                                          8,607                 8,954
Crushed and broken ore stockpiles - Note 3                                          10,325                 9,256
Accounts receivable and other assets                                                 1,239                 1,615
                                                                              -----------------     -----------------
                                                                                   139,630               153,839

Mining interests, net                                                              138,750               136,009
Mine restoration deposit - Note 4                                                    6,273                 5,973
Crushed and broken ore stockpiles - Note 3                                           1,379                 1,379
Deferred financing costs                                                               686                   697
                                                                              -----------------     -----------------
                                                                           $       286,718      $        297,897
                                                                              -----------------     -----------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                   $        18,220      $         20,231
Taxes payable                                                                          405                   521
Current portion of obligations under capital leases                                  1,647                 1,481
Current portion of long-term debt - Note 5                                           6,839                 6,815
                                                                              -----------------     -----------------
                                                                                    27,111                29,048

Mine restoration obligation                                                          7,668                 7,592
Obligations under capital leases                                                     3,996                 3,182
Long-term debt - Note 5                                                             23,226                24,851
Kaiser-Francis credit facility - Note 5                                             13,911                13,842
Future mining tax liability                                                          1,803                 1,549
                                                                              -----------------     -----------------
                                                                                    77,715                80,064
SHAREHOLDERS' EQUITY
Capital stock - Note 7                                                             321,632               322,904
Contributed surplus                                                                    751                   573
Deficit                                                                           (113,380)             (105,644)
                                                                              -----------------     -----------------
Total shareholders' equity                                                         209,003               217,833
                                                                              -----------------     -----------------
                                                                           $       286,718      $        297,897
                                                                              -----------------     -----------------


                                             NORTH AMERICAN PALLADIUM LTD.
                                    CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) AND
                             DEFICIT (Canadian funds in thousands of dollars, except share and per share amounts)
                                                      (unaudited)


                                                                                         Three months
                                                                                            ended
                                                                                           March 31
                                                                                    2005                   2004
                                                                              -----------------      ----------------
REVENUE FROM METAL SALES - Note 9                                          $       26,206                53,156
                                                                              -----------------      ----------------

OPERATING EXPENSES
Production costs, excluding amortization
   and asset retirement costs                                                      23,233                24,998
Smelter treatment, refining and freight costs                                       4,673                 5,331
Amortization                                                                        4,729                 9,846
Administrative                                                                      1,595                 1,217
Exploration expense                                                                   843                   429
Asset retirement costs                                                                124                   243
Loss on disposal of capital assets                                                     --                   132
                                                                              -----------------     -----------------
Total operating expenses                                                           35,197                42,196
                                                                              -----------------     -----------------

INCOME (LOSS) FROM MINING OPERATIONS                                               (8,991)               10,960
                                                                              -----------------     -----------------

OTHER INCOME (EXPENSES)
Interest on long-term debt                                                           (635)                 (487)
Foreign exchange gain (loss)                                                          (64)                 (782)
Interest income                                                                       490                    47
Derivative income                                                                      --                   470
Interest expense                                                                       (1)                  (10)
                                                                              -----------------     -----------------
Total other income (expenses)                                                        (210)                 (762)
                                                                              -----------------     -----------------

INCOME (LOSS) BEFORE INCOME TAXES                                                  (9,201)               10,198
Income tax expense (recovery) - Note 6                                             (1,465)                4,077
                                                                              -----------------     -----------------
NET INCOME (LOSS) FOR THE PERIOD                                                   (7,736)                6,121
Deficit, beginning of period                                                     (105,644)              (13,534)
                                                                              -----------------     -----------------
Deficit, end of period                                                     $     (113,380)               (7,413)
                                                                              -----------------     -----------------

Net income (loss) per share
         Basic                                                             $        (0.15)       $         0.11
                                                                              -----------------     -----------------
         Diluted                                                           $        (0.15)       $         0.11
                                                                              -----------------     -----------------

Weighted average number of shares outstanding
         Basic                                                                 51,741,396            50,974,943
                                                                              -----------------     -----------------
         Diluted                                                               51,849,492            51,126,044
                                                                              -----------------     -----------------


                                             NORTH AMERICAN PALLADIUM LTD.
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       (Canadian funds in thousands of dollars)
                                                      (unaudited)


                                                                                         Three months
                                                                                             ended
                                                                                           March 31
                                                                                    2005                  2004
                                                                              -----------------     -----------------
CASH PROVIDED BY (USED IN)
OPERATIONS
Net income (loss) for the period                                           $        (7,736)     $          6,121
Operating items not involving cash
    Future income tax expense (recovery)                                            (1,685)                2,797
    Amortization                                                                     4,729                 9,846
    Unrealized foreign exchange gain                                                   191                   766
    Asset retirement costs                                                             124                   243
    Stock based compensation                                                           178                    46
    Loss on disposal of capital assets                                                  --                   132
    Derivative income                                                                   --                  (470)
                                                                              -----------------     -----------------
                                                                                    (4,199)               19,481

Changes in non-cash working capital - Note 8                                        14,873                (7,203)
                                                                              -----------------     -----------------
                                                                                    10,674                12,278
                                                                              -----------------     -----------------
FINANCING ACTIVITIES
Repayment of long-term debt                                                         (1,724)               (9,226)
Issuance of common shares                                                              667                 2,303
Mine restoration deposit                                                              (300)                 (300)
Repayment of obligations under capital leases                                         (457)                 (203)
                                                                              -----------------     -----------------
                                                                                    (1,814)               (7,426)
                                                                              -----------------     -----------------
INVESTING ACTIVITIES
Additions to mining interests                                                       (6,069)               (3,720)
Restricted cash equivalents                                                             --                    (7)
                                                                              -----------------     -----------------
                                                                                    (6,069)               (3,727)
                                                                              -----------------     -----------------

Increase in cash and cash equivalents                                                2,791                 1,125
Cash and cash equivalents, beginning of period                                      65,755                11,950
                                                                              -----------------     -----------------
Cash and cash equivalents, end of period                                   $        68,546      $         13,075
                                                                              -----------------     -----------------

                          NORTH AMERICAN PALLADIUM LTD.
          NOTES TO THE MARCH 31, 2005 CONSOLIDATED FINANCIAL STATEMENTS
    (in thousands of Canadian dollars except per share and per ounce amounts)
                                   (Unaudited)

1.   BASIS OF PRESENTATION

     These unaudited consolidated financial statements have been prepared using disclosure standards appropriate for interim financial statements and do not contain all the explanatory notes, descriptions of accounting policies or other disclosures required by Canadian generally accepted accounting principles for annual financial statements. Such notes, descriptions of accounting policies and other disclosures are included in the Company's audited annual consolidated financial statements included in the Company's annual report to shareholders for the year ended December 31, 2004. Accordingly, these consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements for 2004.

2.   CONCENTRATE AWAITING SETTLEMENT

     The gross value of concentrate awaiting settlement represents the value of platinum group metals and base metals from production shipped to and received by the third-party smelters between August 2004 and March 2005, which are in-process at the balance sheet date. At March 31, 2005, concentrate awaiting settlement included 92,891 ounces of palladium (December 31, 2004 - 114,186). Concentrate awaiting settlement was entirely from two domestic customers at March 31, 2005 and December 31, 2004. Revaluations of the net realizable value of concentrate awaiting settlement are included in revenue at each reporting period and are adjusted for the effects of hedging instruments, sales contracts and foreign exchange.

3.   CRUSHED AND BROKEN ORE STOCKPILES

     Crushed and broken ore stockpiles are valued at the lower of average production cost and estimated net realizable value. The amount of stockpiled ore that is not expected to be processed within one year is shown as a long-term asset.

4.   MINE RESTORATION DEPOSIT

     As part of the expansion project, the Company established a revised mine closure plan for the eventual clean-up and restoration of the mine site with the Ontario Ministry of Northern Development and Mines (the "Ministry"), which requires a total amount of $7,802 to be accumulated in a Trust Fund controlled by the Ministry. At March 31, 2005, the Company had $6,273 on deposit with the Ministry and has agreed to make monthly deposits of $100.

5.   LONG-TERM DEBT

     The Company's long-term debt, is comprised of a senior credit facility with a leading equipment finance company and the Kaiser-Francis credit facility. At March 31, 2005, the outstanding long-term debt, including current and long-term portions was $43,976 compared to $45,508 at December 31, 2004. The interest rate under both facilities is LIBOR plus 250 basis points, or 5.12% at March 31, 2005. The senior credit facility is repayable in equal quarterly installments over a five-year period with a final maturity of November 24, 2009 and the Kaiser-Francis facility matures on June 30, 2006.

6.   INCOME TAXES

     The provision for income and mining taxes differs from the amount that would have resulted by applying the combined Canadian Federal and Ontario statutory income tax rates of approximately 38.3%.

                                                                                          THREE MONTHS
                                                                                             ENDED
                                                                                            MARCH 31
                                                                                     2005              2004
                                                                               ----------------------------------
Income tax provision using statutory income tax rates                          $    (3,524)         $  3,927
Increase (decrease) in taxes resulting from:
    Losses not tax benefited                                                         1,706                --
    Resource allowance                                                                 332              (950)
    Non-taxable portion of capital gains (losses)                                       (8)             (128)
    Federal large corporations tax                                                     116               216
    Ontario mining taxes                                                              (133)              986
    Other                                                                               46                26
                                                                               ----------------------------------
Income tax expense (recovery)                                                  $    (1,465)         $  4,077
                                                                               ----------------------------------

7.   CAPITAL STOCK

                                                                  MARCH 31, 2005                  MARCH 31, 2004
                                                             SHARES          AMOUNT            SHARES          AMOUNT
                                                         -----------------------------------------------------------------
Common shares issued, beginning of period                    51,709,075      $  322,904       50,895,338      $  313,489
Common shares issued:
  Pursuant to stock options exercised                            52,146             431          195,006           2,088
  To group registered retirement savings
plan participants                                                23,138             236           22,753             215
  Tax effect of flow-through shares                                  --          (1,939)              --              --
                                                         -----------------------------------------------------------------
Common shares issued, end of period                          51,784,359      $  321,632       51,113,097      $  315,792
                                                         -----------------------------------------------------------------

     At March 31, 2005, the Company had 766,184 stock options outstanding at a weighted-average exercise price of $10.00, expiring at various dates from June 27, 2005 to November 1, 2012. No stock options were granted in the first quarter of 2005 or the first quarter of 2004. The Company recognized a stock based compensation expense of $178 for the three months ended March 31, 2005 (three months ended March 31, 2004 - $46).

     The Company finances a portion of its exploration activities through the issue of flow through shares. Under the terms of these share issues, the tax attributes of the related expenditures are renounced to subscribers. At the time the Company renounces the tax attributes of the expenditures to the subscribers, share capital is reduced and future tax liabilities are increased by the estimated income tax benefits renounced.

8.   CHANGES IN NON-CASH WORKING CAPITAL

                                                                                          THREE MONTHS
                                                                                              ENDED
                                                                                            MARCH 31
                                                                                    2005                2004
                                                                            ----------------------------------------
       Cash provided by (used in):
         Concentrate awaiting settlement                                    $       17,346     $        (5,990)
         Inventories and stockpiles                                                   (722)                (83)
         Accounts receivable and other assets                                          376                 284
         Accounts payable and accrued liabilities                                   (2,011)             (2,614)
         Taxes payable                                                                (116)              1,200
                                                                            ----------------------------------------
                                                                            $       14,873     $        (7,203)
                                                                            ----------------------------------------

     During the three months ended March 31, 2005, mining interests were acquired at an aggregate cost of $7,507 (three months ended March 31, 2004
     - $3,968) of which $1,438 (three months ended March 31, 2004 - $248) were acquired by means of capital lease.

9.   REVENUE FROM METAL SALES

                                                                                          THREE MONTHS
                                                                                              ENDED
                                                                                            MARCH 31
                                                                                     2005                2004
                                                                             ---------------------------------------
       Palladium (a)                                                         $      11,870      $        31,723
       Adjustments for mark-to-market                                                  326                2,312
       Nickel                                                                        4,886                6,229
       Platinum                                                                      4,826                5,534
       Gold                                                                          1,818                3,306
       Copper                                                                        1,986                2,912
       Other metals                                                                    494                1,140
                                                                             ---------------------------------------
                                                                             $      26,206      $        53,156
                                                                             ---------------------------------------

     (a) The Company has a Palladium Sales Contract with a major automobile manufacturer, which provides for a floor price of US$325 per ounce on 100% of palladium production delivered by June 30, 2005. During the first quarter of 2004, revenue was recognized at the floor price of US$325 per ounce for all of the palladium. During the first quarter of 2005, revenue on 6,403 ounces of palladium production was recognized at the floor price of US$325 per ounce while revenue for the balance of palladium production, which will be available for physical delivery after June 30, 2005, was recognized at the March 31, 2005 quoted market price of US$199 per ounce.

10.  COMMITMENTS

     The Company enters into forward contracts from time to time to hedge the effects of changes in the prices of metals it produces and foreign exchange on the Company's revenues. Gains and losses realized on derivative financial instruments used to mitigate metal price risk are recognized in revenue from metal sales when the hedge transaction occurs.

     (A)  PLATINUM FORWARD CONTRACTS

     At March 31, 2005, the Company had forward sales contracts for 12,000 ounces of platinum at an average price of US$843 per ounce maturing at various dates through December 2005. The fair value of these forward sales contracts was below their carrying value by $334 as at March 31, 2005.

     (B)  NICKEL SWAP CONTRACTS

     At March 31, 2005, the Company had swap contracts for 1,190,000 lbs. of nickel at an average fixed price of US$6.63 per lb. maturing at various dates through September 2005. The fair value of these swap contracts was below their carrying value by $510 at March 31, 2005.

     (C)  COPPER SWAP CONTRACTS

     At March 31, 2005, the Company had swap contracts for 1,653,000 lbs. of copper at an average fixed price of US$1.25 per lb. maturing at various dates through December 2005. The fair value of these swap contracts was below their carrying value by $333 as at March 31, 2005.

     (D)  GOLD FORWARD CONTRACTS

     At March 31, 2005, the Company had forward sales contracts for 9,000 ounces of gold at an average price of US$435 per ounce maturing at various dates through December 2005. The fair value of these forward sales contracts was above their carrying value by $10 as at March 31, 2005.

11.  COMPARATIVE PERIOD FIGURES

     Certain prior period amounts have been reclassified to conform to the classification adopted in the current period.

--------------------------------------------------------------------------------
Forward-Looking Statements - Certain statements included in this 2005 first quarter interim report, financial statements for the period ended March 31, 2005 and management's discussion and analysis are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "will", "should", "estimate", "expect", "intend", "budget", "plan", "objective", "projection", "progressing" and other similar expressions are intended to identify forward-looking statements. In particular statements relating to estimated future metal prices, cash flows, expenses, capital costs, ore production, mine life, financing, construction and commissioning are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to factors, many of which are beyond our control, that may cause actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include among others metal price volatility, changes in the US/CDN dollar exchange rate, economic and political events affecting metal supply and demand, fluctuations in ore grade, ore tonnes milled, geological, technical, mining or processing problems, future profitability, production, availability of financing on acceptable terms and unexpected problems during development, construction and start-up phases of the underground mine. For a more comprehensive review of risk factors, please refer to the section above titled "Risks and Uncertainties" and to the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.